Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-167027; 333-87459; and 333-34039) of Advanced Energy Industries, Inc., and

(2)	Registration Statements (Form S-8 Nos. 333-221376; 333-168519; 333-167741; 333-152865; 333-129858; 333-105367; 333-69150; and 333-04073) of Advanced Energy Industries, Inc.

of our reports dated February 17, 2023, with respect to the consolidated financial statements of Advanced Energy Industries, Inc. and the effectiveness of internal control over financial reporting of Advanced Energy Industries, Inc. included in this Annual Report (Form 10-K) of Advanced Energy Industries, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Denver, Colorado

February 17, 2023